16100 S. Lathrop Ave. Harvey, IL 60426 OFFICE / 708-225-2180 A WEB I atkore.com atkore IN TER NA TI ONAL May 4, 2018 Bill Waltz 18421 Century Court Unit 9R Tinley Park, IL 60477 Re: Appointment to President & COO, Atkore International Dear Bill: Atkore International is pleased to offer you the position of President and Chief Operating Officer (COO) for Atkore International based out of headquarters located in Harvey, IL effective May 8, 2018. In this role you will report directly to me, John Williamson, President & CEO. The Board has also approved your appointment to CEO, effective October 1, 2018, with final compensation and other terms to be approved by our Board before October 1, 2018. We believe your experience, track record at Atkore, your alignment with the Atkore Business System, along w ith your natural leadership style will enable the execution of our strategy and shareholder value creation, in your new role. The terms of your promotion to COO are as follows. Compensation You will receive an annual salary increase to $550,000, payable in bi-weekly installments of $21,153.85 effective the first pay period after the announcement that you will be the COO. On October 1, 2018, when you officially assume the role of CEO, your annual salary will be as approved by the Board. And as always, your cash and equity compensation will be reviewed on a periodic basis and may be adjusted based on your performance and the overall performance of the Company, in the sole discretion of the Board of Directors. Annual Incentive Plan (AlP) As COO, you will be eligible to participate in Atkore's Annual Incentive Plan (AlP) with a target bonus equal to 80% of your base salary at target effective the first pay period after the announcement that you will be the CEO successor. Your FY2018 AlP payout will be determined based on 7 months of Electrical Raceway performance at a 70% target, and 5 months based on overall Atkore performance at an 80% target. Payment of this bonus is subject to the satisfactory achievement of individual, business, and corporate objectives established and approved by the Board.

Your 2019 AlP payout eligibility will be approved by the Board as part of the 2019 compensation planning cycle. Long Term Incentive Plan (LTIP) You will continue to participate in Atkore's Long Term Incentive Plan (L TIP). You will not receive an additional grant with the COO promotion, but when your CEO appointment is final, we anticipate offering you a promotional equity grant at the CEO level in a form and an amount to be determined by the Board. The LTIP plan is consistent for all Atkore officers and is incorporated herein by reference. That LTIP plan document is subject to Board approved modifications from time to time, and is controlling. See, attached as Exhibit 1. Severance The current Severance and Retention Policy for Senior Management will continue to be applicable to you. This policy provides for non-change-in-control separation which applies to an involuntary separation without Cause or for Good Reason. Under this non-change-in-control scenario, you would be paid 2 times your base salary and 2 times your three-year average bonus once you are promoted to CEO. As COO you shall be entitled to the same treatment under this policy as a Section 16 Officer. This policy also provides for a change-in-control separation without Cause or for Good Reason. This type of separation requires that two events occur before this provision is applicable. First, a change in control must occur as defined in the plan document, and second, you must be separated without Cause or for Good Reason. The full severance policy is incorporated herein by reference, and is attached as Exhibit 2. Medical and Dental You are eligible to continue to participate in the Company's medical and/or dental plan, on a contributory basis. All benefit programs are reviewed annually and changes in plan design and/or employee contributions may be made at the discretion of the Company. Atkore Retirement Savings and Investment 401(K) Plan You will be eligible to continue to participate in the Atkore Retirement Savings and Investment Plan. This plan provides for retirement savings through pre-tax payroll contributions and a 50% company match is contributed on your first 6% of employee contributions. Reporting Relationship You will report directly to the CEO as COO, and upon promotion to CEO you will report to the Chairman of the Board, Atkore International. Holidays You will observe the holiday schedule in effect for Atkore employees located at the Harvey facility. Vacation You will receive five (5) weeks of paid vacation per year effective with your start date. Vacation time is accrued on a monthly basis in accordance with the Vacation Policy included in your offer packet.

Guide to Ethical Conduct You will also find our Guide to Ethical Conduct attached as Exhibit 3. As a condition of accepting our offer, you must sign the signature sheet at the end of the guide indicating that you have read, understood and agree to continue to comply with the ethical standards required of all employees. Your employment with the Company is "at-will" and either you or the Company may terminate the employment relationship at any time for any lawful reason, subject to the terms and conditions of all applicable policies. Please provide your decision by signing and returning a signed copy of the offer letter to at the Atkore International address attention Dan Kelly, General Counsel and Corporate Secretary. I look forward to your success as COO and, later this year, as Atkore's CEO. Sincerely, John Williamson President and CEO Atkore International Please sign below indicating your acceptance of these terms. ~£."-~ate:>/7/IR Employees have the right to terminate their employment at any time with or without cause or notice, and the Company reserves for itself an equal right. We both agree that any dispute arising with respect to your employment, the termination of that employment, or a breach of any covenant of good faith and fair dealing related to your employment, shall be settled exclusively through arbitration. This document sets forth the entire agreement with respect to your employment. The tenns of this offer may only be changed by written agreement, although the Company may from time to time, in its sole discretion, adjust the salaries and benefits paid to you and its other employees. cc: Dan Kelly Kevin Fitzpatrick Attachments: Exhibit 1 - 2016 Omnibus Incentive Plan (L TIP) Exhibit 2 - Severance and Retention Policy for Senior Management Exhibit 3 - Atkore Guide to Ethical Conduct